EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES TAX REPORTING INFORMATION FOR 2018 COMMON AND PREFERRED SHARE DISTRIBUTIONS

DALLAS, January 28, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) today announced the tax reporting (Federal Form 1099-DIV) information for the 2018 distributions on its common shares and its Series B preferred shares.

The income tax treatment for 2018 for Braemar Hotels and Resorts, Inc. Common Stock CUSIP #10482B101 traded on the NYSE under ticker symbol “BHR” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Capital Gain Distribution	Unrecaptured 1250 Gain	Return of Capital
Total Cash Per Share	$0.640000	$0.0000	$0.0000	$0.0000	$0.640000
Total Distributions	$0.640000	$0.0000	$0.0000	$0.0000	$0.640000
Percent	100%	0%	0%	0%	100.00%

The common distributions that the company paid on January 16, 2018 to shareholders of record as of December 29, 2017 are reportable in 2018. The common distributions that the company paid on January 15, 2019 to shareholders of record as of December 31, 2018 are reportable in 2019.

The income tax treatment for the 2018 distributions for Braemar Hotels and Resorts, Inc. Series B Preferred Stock CUSIP #10482B200 is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Capital Gain Distribution	Unrecaptured 1250 Gain	Return of Capital
Total Cash Per Share	$1.031400	$0.33241	$0.0000	$0.0000	$0.69899
Total Distributions	$1.031400	$0.33241	$0.0000	$0.0000	$0.69899
Percent	100%	32.23%	0%	0%	67.77%

The preferred distributions that the company paid on January 16, 2018 to shareholders of record as of December 29, 2017 were reportable in 2017. The preferred distributions that the company paid on January 15, 2019 to shareholders of record as of December 31, 2018 are reportable in 2019.

In accordance with IRS Code Section 6045B, the Company will post Form 8937, Report of Organizational Actions Affecting Basis of Securities, which may be found in the Corporate Actions section of the company's website. This form provides detailed information on the return of capital portion of the preferred and common share distributions. The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local, and foreign income tax effects of these dividends.
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

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